Exhibit 10.5

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of June 1, 1997, by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation having its principal place of business at 434 Olds Station Road, Wenatchee, Washington (the "Company"), and DONALD A. WRIGHT, a resident of Washington (the "Executive").

                                    RECITALS

     A. The Company desires to continue the services of the Executive, who is presently a shareholder, executive officer, and director of the Company, and the Executive is willing to continue rendering such services to the Company in accordance with the terms hereinafter set forth; and

     B. The Compensation Committee of the Board of Directors of the Company, by appropriate resolutions, has authorized the employment of the Executive as provided for in this Agreement.

                                    AGREEMENT

     The Company and the Executive agree as follows:

                                   ARTICLE 1.
                               Employment; Duties

     1.1 Employment. The Company hereby employs the Executive as President and Chief Executive Officer of the Company, and the Executive accepts such employment, upon the terms and conditions of this Agreement.

     1.2 Duties. The duties to be performed by the Executive under this Agreement are as specified in the Company's Bylaws and as may be reasonably prescribed from time to time by the Board of Directors of the Company (the "Board").

     1.3 Hours. During the Contract Term (as defined below), excluding any periods of vacation, sick leave or disability to which the Executive is entitled and without limiting the Executive's ability to participate in unrelated business or other activities on his personal time, the Executive agrees to devote his full attention and working time to the business and affairs of the Company and, to the extent necessary to discharge his duties hereunder, to use his best efforts to perform faithfully and efficiently such duties.


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                                   ARTICLE 2.
                                Term of Agreement

     The term of this Agreement shall commence on the date of this Agreement and end on May 31, 2002, or on such date as this Agreement may be earlier terminated pursuant to Article 7 (the "Contract Term").

                                   ARTICLE 3.
                                  Compensation

     3.1 Annual Salary. For services rendered by the Executive under this Agreement, the Company agrees to pay to the Executive, and the Executive agrees to accept, an annual salary ("Annual Salary") for each year during the Contract Term (a "Contract Year") as follows:

         Contract Year                Annual Salary
         -------------                -------------
         6/1/97 - 5/31/98             $192,000

         6/1/98 - 5/31/99             15% increase over previous Contract Year's
                                      Annual Salary

         6/1/99 - 5/31/00             15% increase over previous Contract Year's
                                      Annual Salary

         Thereafter                   Increase for Contract Years beginning
                                      6/1/00 and 6/1/01 to be determined by the Board, or the Compensation Committee thereof, prior to 5/31/00

The Company shall pay the Executive's Annual Salary in installments not less frequently than monthly, less all amounts required by law to be withheld, deducted or collected, in accordance with the Company's normal payroll policies for executive officers, as such policies may be changed from time to time.

     3.2 Optional Increases. The Company may from time to time increase the Executive's Annual Salary, provided that it shall not be reduced after any such increase, and the term Annual Salary as used in this Agreement shall refer to the Annual Salary as so increased.

     3.3 Stock Options. The Executive shall be entitled to receive options to purchase shares of the Common Stock, $.001 par value, of the Company (the "Common Stock") under the provisions of Sections 3.3.1 and 3.3.2, subject to the conditions of Section 3.3.3.


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          3.3.1 Fixed Options. Beginning immediately after the first fiscal year during the Contract Term, and immediately after each subsequent fiscal year end during the Contract Term, the Executive shall be entitled to receive fully vested options to purchase 25,000 shares of Common Stock per Contract Year (the "Fixed Options").

          3.3.2 Formula Options. In addition to the Fixed Options, beginning immediately after the first fiscal year end during the Contract Term, and immediately after each subsequent fiscal year end during the Contract Term, the Executive shall be entitled to receive an option to purchase up to 250,000 shares of Common Stock per Contract Year (the "Formula Options"). The number of shares subject to such options shall be determined in two steps, as follows:

               (a) Calculation of Maximum Formula Shares. The maximum number of shares potentially subject to Formula Options for any fiscal year during the Contract Term (the "Maximum Formula Shares") will be calculated in accordance with the following formula:

     10% of Dollar Value Increase in Net Sales  =  Maximum Formula Option Shares
     -----------------------------------------
                 Current Share Price

     For purposes of the foregoing formula, (i) "net sales" for any fiscal year means net sales as shown on the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year; (ii) the "dollar value increase in net sales" means the amount, if any, by which net sales for the applicable fiscal year exceed net sales for the previous fiscal year; and (iii) the "current share price" means the average closing bid price of the Common Stock for the last five trading days of the applicable fiscal year. If the calculation of the foregoing formula results in a number higher than 250,000, the Maximum Formula Option Shares will equal 250,000.

               (b) Calculation of Actual Formula Shares. To determine the actual number of shares subject to the Formula Option for any fiscal year during the Contract Term, the Maximum Formula Option Shares shall be divided by 3. An option to purchase a number of shares equal to one third of the Maximum Formula Option Shares shall be awarded to the Executive for each of the following three goals that has been met for that fiscal year: (i) the Company had net income; (ii) net sales exceeded budgeted net sales; and
     (iii) net income exceeded budgeted net income. For purposes of clauses (i),
     (ii) and (iii), net income and net sales shall be as shown on the audited consolidated financial statements of the Company and its subsidiaries for the relevant fiscal year, and budgeted net income and budgeted net sales shall be as shown on the last budget for that year presented to the Board or the Finance and Audit Committee, as accepted or amended by direction of the Board or committee. Any new subsidiaries acquired during the relevant fiscal year shall be excluded from actual results unless they were specifically provided for in the budget, and new subsidiaries budgeted for but not acquired and subsidiaries that have been disposed of shall be excluded from the budgeted results; provided that any such changes shall have been approved by the Board or the


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     Compensation Committee. Fractional numbers of shares shall be rounded up or down to the closest whole number.

               (c) Example. As an example, assume that net sales for fiscal 1998 (the end of the first Contract Year) exceed net sales for fiscal 1997 by $4,000,000 and that the current share price at the end of fiscal 1998 is $4.00. The Formula Option would be determined as follows:

     Maximum Formula Option Shares:    10% of $4,000,000   =   100,000 shares
                                       -----------------
                                            $4.00

     Executive to Receive:     If 3 goals met   --  Formula Option for 100,000
                                                    shares
                               If 2 goals met   --  Formula Option for 66,667
                                                    shares
                               If 1 goal met    --  Formula Option for 33,333
                                                    shares
                               If no goals met  --  No Formula Option

          3.3.3 Conditions. Formula Options granted pursuant to this Agreement shall be subject to any vesting periods prescribed by the Board of Directors of the Company or any committee thereof. All Fixed Options and any Formula Options shall be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant and in accordance with, and subject to, the Company's Amended and Restated Stock Incentive Plan, as amended from time to time (or any other stock plan adopted by the Company for the benefit of employees). No options will be deemed to have been granted until they are specifically authorized by the Board of Directors of the Company or a committee thereof. The parties recognize that the number of Formula Options issuable for the final Contract Year may not be determined prior to the expiration of the Contract Term. In such event, the Company's obligations pursuant to Section
3.3.2 will not expire until any Formula Options to which the Executive would be entitled, but for expiration of the Contract Term, have been granted.

                                   ARTICLE 4.
                                 Other Benefits

     4.1 Savings and Retirement Plans. The Executive shall be entitled to participate in all savings and retirement plans or programs applicable to other executive officers of the Company.

     4.2 Welfare Benefits. The Executive and his family shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies, and programs provided by the Company to other executive officers of the Company. These may, but will not necessarily include medical, prescription, dental, optical, disability, salary continuance, employee life, group life, dependent life, accidental death, and travel accident insurance plans and programs.


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
     4.3 Fringe Benefits. The Executive shall be entitled to fringe benefits applicable to other executive officers of the Company.

     4.4 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with practices, policies, and procedures applicable to executive officers of the Company.

     4.5 Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, of the type provided to other executive officers of the Company.

     4.6 Vacation. The Executive shall be entitled to paid vacation time in accordance with the plans, policies, and programs applicable to other executive officers of the Company.

     4.7 Automobile. The Executive shall have the use of an automobile of make, size and model reasonably satisfactory to the Executive and to the Company. The Company shall pay all acquisition or rental costs for that automobile, as well as costs of operation, maintenance, and insurance.

                                   ARTICLE 5.
                                Change of Control

     5.1 Definitions. For purposes of this Article 5, the following terms shall have the meaning set forth below:

          5.1.1 Continuing Directors. "Continuing Directors" means those members of the Board at any relevant time (a) who were directors on the effective date of this Agreement or (b) are Approved Directors.

          5.1.2 Approved Directors. "Approved Directors" means those members of the Board who were approved, after the relevant event, for nomination, election or appointment to the Board by at least two-thirds of the Continuing Directors on the Board at the time of such approval.

          5.1.3 Change in Control. "Change in Control" means:

               (1) during any period of two consecutive years, the members of the Board at the beginning of such period, together with any Approved Directors elected during such period, cease for any reason to constitute at least a majority of the Board;

               (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the


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     combined voting power of the Company's then-outstanding voting securities.
     However, a Change in Control shall not be deemed to have occurred under this Section 5.1.3(b) if (i) a Change in Control under Section 5.1.3(a) has not occurred, and (ii) the Continuing Directors (by a vote of at least two-thirds of the Continuing Directors then on the Board) (1) approve in advance an acquisition resulting in beneficial ownership as described in
     Section 5.1.3(b), or (2) declare that a Change in Control under Section 5.1.3(b) has ceased if subsequently no person beneficially owns securities of the Company representing 30% or more of the combined voting power of the Company's then-outstanding securities; or

               (c) a change in control of beneficial ownership of the Company's voting securities of a nature that would be required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any similar item on a successor or revised form.

          5.1.4 Good Reason "Good Reason," in connection with the termination by the Executive of his employment with the Company subsequent to a Change in Control, means:

               (a) A diminution in the responsibilities, title or office of the Executive such that he does not serve as President or Executive Vice-President of the Company (which diminution was not a result of the Executive's disability), or the assignment (without the Executive's express written consent) by the Company to the Executive of any significant duties that are inconsistent with the Executive's position, duties, responsibilities and status as President or Executive Vice President of the Company;

               (b) Any reduction by the Company in the Executive's Annual Base Salary as in effect on the date of a Change in Control or as the same may be increased from time to time thereafter in accordance with this Agreement;

               (c) The Company's transfer or assignment of the Executive, without the Executive's prior express written consent, to any location other than the Company's principal executive offices, except for required travel on Company business to an extent that does not constitute a substantial abrupt departure from the Executive's business travel obligations prior to the Change in Control; or

               (d) The failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health and medical benefit plan, disability plan or any other benefit plan in which the Executive is a participant at the time of a Change in Control or provide a substantially equivalent substitute, or the taking of any action by the Company that would adversely affect the Executive's right to participate in or materially reduce the Executive's benefits under any of such plans or benefits, or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or as the same may be increased from time to time thereafter.


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          5.1.5 Parachute Payments. "Parachute Payments" and "Excess Parachute
Payments" shall each have the meanings attributed to them under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor section, and any regulations which may be promulgated in connection with said section.

     5.2 Severance Payments. If a Change of Control has occurred, and during the Contract Term and within six months after such Change in Control occurs, the Executive's employment is terminated:

               (a) by the Company for any reason, other than (i) for Cause (as defined below), (ii) as a result of the Executive's death or disability, or
     (iii) as a result of the Executive's retirement in accordance with the Company's general retirement policies; or

               (b) by the Executive for Good Reason;

then, within 30 days after termination of the Executive, the Company shall pay to the Executive an amount equal to two times his Annual Salary then in effect, in cash (the "Severance Payment"). The Severance Payment, together with any unpaid compensation owed to Executive under Article 3 for services rendered through the effective date of termination, shall constitute the sole obligation of the Company payable with respect to termination of the Executive.

     5.3 Severance Benefits. If the Executive is entitled to a Severance Payment, then the Company shall also maintain in full force and effect, for one year after termination of the Executive, all employee health and medical benefit plans and programs in which the Executive or his family were participants immediately prior to termination, provided that such continued participation is possible under the general terms and provisions of such plans and programs. However, if the Executive becomes eligible to participate in a health and medical benefit plan or program of another employer which confers substantially similar benefits, then the Executive shall cease to receive benefits under this
Section 5.3 in respect of such plan or program.

     5.4 Parachute Payment Limitation. Notwithstanding any other provision of this Agreement, if any Parachute Payment or Payments are characterized as Excess Parachute Payments, then the following rules shall apply:

          5.4.1 The Company shall compute the net value to the Executive of all such severance payments after reduction for the excise taxes imposed by Section 4999 of the Code and for any normal income taxes that would be imposed on the Executive if such severance payments constituted the Executive's sole taxable income;

          5.4.2 The Company shall next compute the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments, and reduce the result by the amount of any normal income taxes that would be imposed on the Executive if such reduced severance benefits constituted the Executive's sole taxable income;


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
          5.4.3 If the amount derived in Section 5.4.1 is greater than the amount derived in Section 5.4.2, then the Company shall pay the Executive the full the amount of severance payments without reduction. If the amount derived in Section 5.4.1 is not greater than the amount derived in Section 5.4.2, then the Company shall pay the Executive the maximum amount of severance payments that can be provided without any such payments being characterized as Excess Parachute Payments.

     5.5 No Mitigation. The Executive shall not be required to mitigate the amount of the Parachute Payment by seeking other employment or otherwise, nor shall the amount of the Parachute Payment be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

                                   ARTICLE 6.
                              Restrictive Covenants

     6.1 Protected Information.

          6.1.1 Covenant. Either during or after expiration of the Contract Term, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity, or use in any manner, any Protected Information (as defined below), or cause any Protected Information to enter the public domain, except as may be required in the regular course of the Executive's employment by the Company.

          6.1.2 Access to Protected Information. The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive acknowledges that he will acquire Protected Information with respect to the Company, which information is a valuable, special, and unique asset of the Company's business and operations, and that disclosure of such Protected Information would cause irreparable damage to the Company.

          6.1.3 Employee-Created Protected Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during his employment with the Company and which relates to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company, and the Company shall own all rights in such writings. Washington law requires the following notice to be given to the Executive:

     This Agreement does not require the Executive to assign to the Company any invention by the Executive for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time


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
     unless the invention related (i) directly to the Company's business, or
     (ii) to the Company's actual or demonstrably anticipated research or development, or (iii) the development results from any work performed by the Executive for the Company.

          6.1.4 Return of Confidential Records. All forms of information and all physical property made or compiled by the Executive prior to or during the Contract Term containing or relating in any way to Protected Information shall be the Company's exclusive property. All such materials and any copies thereof shall be held by the Executive in trust solely for the benefit of the Company and shall be delivered to the Company upon expiration of the Contract Term, or at any other time upon the Company's request.

          6.1.5 Protected Information. "Protected Information" means trade secrets, confidential and propriety business information of the Company, any information of the Company other than information which has entered the public domain (unless the Executive caused such information to enter the public domain) and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, patented or proprietary technologies, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

     6.2 Non-Competition.

          6.2.1 Covenant. The Executive agrees that, during the Contract Term and for a period of two years after the expiration of the Contract Term, he will not (i) directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business, as defined below, or (ii) make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business.

          6.2.2 Exception. Nothing in this Section 6.2 shall restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

          6.2.3 Prohibited Business. "Prohibited Business" means any business entity whose activities or products are directly or indirectly competitive with those of the Company and which has contact, or seeks to establish contact (including without limitation by making or


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soliciting sales or submitting bids), with any business or governmental entity in the United States that is, at any time, a customer of the Company.

     6.3 Non-Interference with Employment Relationships. The Executive agrees that during the Contract Term and for a period of two years after the expiration of the Contract Term, he will not (i) directly or indirectly solicit, induce, or encourage any employee of the Company to leave his or her employment with the Company or interfere with any employment relationship between the Company and any of its employees, or (ii) hire or encourage or assist any other person to hire any person who has been an employee of the Company within the previous three months.

     6.4 Disclosure of Business Opportunities. The Executive agrees to promptly and fully disclose to the Company, and not to divert to his own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, supplier, product or activity of the Company or any business opportunities that otherwise should be afforded to the Company.

     6.5 Survival of Undertakings and Injunctive Relief.

          6.5.1 Survival. The provisions of Sections 6.1, 6.2, 6.3, and 6.4 shall survive the expiration of the Contract Term, irrespective of the reasons therefor. In the event of any such violation of Sections 6.1, 6.2, 6.3, 6.4, the Executive further agrees that the time periods set forth in such sections shall be extended by the period of such violation.

          6.5.2 Injunctive Relief. The Executive acknowledges and agrees that the restrictions imposed upon him by Sections 6.1, 6.2, 6.3, and 6.4 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to, and in view of the necessity of the restrictions contained in Sections 6.1, 6.2, 6.3, and 6.4, any violation of any provision of Sections 6.1, 6.2, 6.3, and 6.4 hereof would cause irreparable injury to the Company with respect to the resulting disruption in their operations. By reason of the foregoing, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6.1, 6.2, 6.3, or 6.4, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such sections of this Agreement.

          6.6 References to the Company. All references to the Company in this
Article 6 shall be deemed to include any subsidiary, parent, successor in interest, or other affiliate of the Company.


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                                   ARTICLE 7.
                                   Termination

     7.1 Termination of Employment. The Executive's employment may be terminated at any time during the Contract Term by mutual agreement of the parties, or as otherwise provided in this Article 7.

     7.2 Termination for Cause. The Company may terminate the Executive's employment without notice at any time for Cause. For purposes of this Agreement, the term "Cause" shall include: continued neglect, after notice thereof, or willful misconduct by the Executive with respect to his duties and obligations under this Agreement; unauthorized expenditure of the Company's funds; unethical business practices in connection with the Company's business; misappropriation of the Company's assets; any material breach by the Executive of any term or provision of this Agreement; any act or action of the Executive during the Contract Term involving embezzlement, dishonesty related to the Company or the Company's business, or habitual use of alcohol or drugs; conviction of any felony; or any similar or related act, insubordination, or failure to act by the Executive. Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary and accrued benefits under this Agreement earned up to the date of such termination.

     7.3 Termination without Cause. The Company may terminate the Executive's employment without notice at any time without Cause. In the event of any such termination, the Executive shall be entitled to receive from the Company an amount equal to two times the Annual Salary then in effect, which shall be payable in cash in accordance with the normal payroll practices of the Company for executive officers, including deductions, withholdings, and collections as required by law, in equal installments over a two-year period not less frequently than monthly. If the Executive's employment is terminated pursuant to this Section 7.3, the Company shall be obligated to maintain in full force and effect, for one year after termination, all employee health and medical benefit plans and programs in which the Executive or his family were participants immediately prior to termination, if such continued participation is possible under the general terms and provisions of such plans and programs. However, if the Executive becomes eligible to participate in a health and medical benefit plan or program of another employer which confers substantially similar benefits, the Executive shall cease to receive benefits under this subparagraph in respect of such plan or program. Any amount payable pursuant to this Section 7.3, together with any compensation pursuant to Article 3 that is payable for services rendered through the effective date of termination, shall constitute the sole obligation of the Company payable with respect to the termination of the Executive as provided in this Section 7.3. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7.3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 7.3 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.


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
                                   ARTICLE 8.
                                  Miscellaneous

     8.1 Assignment, Successors. The Company may freely assign its rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

     8.2 Beneficiary. If the Executive dies prior to receiving all of the salary otherwise payable during the full Contract Term, such salary shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive ("Beneficiary") or, if no such Beneficiary is designated, to the Executive's estate.

     8.3 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     8.4 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     8.5 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     8.6 Notices. All notices and other communications hereunder shall be in writing and either hand delivered or delivered by overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company:    PACIFIC AEROSPACE & ELECTRONICS, INC.
                               434 Olds Station Road
                               Wenatchee, WA 98801
                               Attn: Chief Financial Officer


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
         If to the Executive:  Mr. Donald A. Wright
                               150 Manhattan Square
                               East Wenatchee, WA 98802

Either party may from time to time designate a new address by notice given in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

     8.7 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Washington, without regard to its choice of law principles.

     8.8 Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises, and representations regarding employment by the Company and severance or other payments contingent upon termination of employment. Notwithstanding the foregoing, the Executive shall be entitled to any other severance plan generally applicable to other executive officers of the Company.

     8.9 Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     8.10 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.


     Executed as of the date first written above.

                                       THE COMPANY:

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: /s/ NICK A. GERDE
                                           -------------------------------------
                                           Nick A. Gerde, V.P. Finance and Chief
                                           Financial Officer


                                       THE EXECUTIVE:


                                       /s/ DONALD A. WRIGHT
                                       -----------------------------------------
                                       DONALD A. WRIGHT


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